Exhibit 10.21

ROPER INDUSTRIES, INC.
DIRECTOR COMPENSATION PLAN

ROPER INDUSTRIES, INC.
DIRECTOR COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1 PURPOSE	1
1.1	Purpose	1
1.2	Eligibility	1
ARTICLE 2 DEFINITIONS	1
2.1	Definitions	1
ARTICLE 3 ADMINISTRATION	1
3.1	Administration	2
3.2	Reliance	2
ARTICLE 4 SHARES	2
4.1	Source of Shares for the Plan	2
ARTICLE 5 CASH COMPENSATION	3
5.1	Base Annual Cash Retainer	3
5.2	Supplemental Annual Cash Retainer	3
5.3	Meeting Fees	3
5.4	Travel Expense Reimbursement	4
ARTICLE 6 EQUITY COMPENSATION	4
6.1	Restricted Stock	4
ARTICLE 7 AMENDMENT, MODICATION AND TERMINATION	4
7.1	Amendment, Modification and Termination	4
ARTICLE 8 GENERAL PROVISIONS	5
8.1	Adjustments	5
8.2	Duration of the Plan	5
8.3	Expenses of the Plan	5
8.4	Effective Date	5

ROPER INDUSTRIES, INC.
DIRECTOR COMPENSATION PLAN

ARTICLE 1
PURPOSE

    1.1     PURPOSE.        The purpose of the Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Roper Industries, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its shareholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s shareholders.

    1.2     ELIGIBILITY.        Non-Employee Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

    2.1     DEFINITIONS.        Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

        (a)     “Base Annual Cash Retainer” means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Cash Retainer), as such amount may be changed from time to time.

        (b)     “Board” means the Board of Directors of the Company.

        (c)     “Change in Control” has the meaning assigned such term in the Incentive Plan.

        (d)     "Company" means Roper Industries, Inc., a Delaware corporation.

        (e)     “Committee” means the Compensation Committee of the Board of Directors of the Company.

        (f)     “Disability” has the meaning assigned such term in the Incentive Plan.

        (g)     "Effective Date" of the Plan has the meaning set forth in Section 8.4 of the Plan.

        (h)     “Eligible Participant” means any person who is a Non-Employee Director on the Effective Date or becomes a Non-Employee Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

        (i)     “Incentive Plan” means the Roper Industries, Inc. 2006 Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the Incentive Plan for purposes of this Plan.

        (j)     “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its subsidiaries.

        (k)     “Plan” means the Roper Industries, Inc. Director Compensation Plan, as amended from time to time.

        (l)     “Plan Year(s)” means the approximate twelve-month periods between annual meetings of the shareholders of the Company, which, for purposes of the Plan, are the periods for which annual retainers are earned.

        (m)     “Restricted Stock” has the meaning assigned such term in the Incentive Plan. The terms of Restricted Stock Awards granted under the Plan are described in Article 6 of the Plan.

        (n)     “Supplemental Annual Cash Retainer” means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to a Non-Employee Director pursuant to Section 5.3 hereof for service as a chair of a committee of the Board, as such amount may be changed from time to time.

ARTICLE 3
ADMINISTRATION

    3.1     ADMINISTRATION.        The Plan shall be administered by the Board or the Committee. Subject to the provisions of the Plan, the Board or the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s or the Committee’s interpretation of the Plan, and all actions taken and determinations made by the Board or the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its shareholders and persons granted awards under the Plan. The Board or the Committee may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board or the Committee.

    3.2     RELIANCE.        In administering the Plan, the Board or the Committee may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board or the Committee in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.

ARTICLE 4
SHARES

        4.1     SOURCE OF SHARES FOR THE PLAN. The shares of Stock that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to Restricted Stock and any other equity awards granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of the equity awards described herein.

ARTICLE 5
CASH COMPENSATION

        5.1     BASE ANNUAL CASH RETAINER. Each Eligible Participant shall be paid a Base Annual Cash Retainer for service as a director during each Plan Year. The amount of the Base Annual Cash Retainer shall be established from time to time by the Board or the Committee. Until changed by the Board or the Committee, the Base Annual Cash Retainer for a full Plan Year shall be $42,500. The Base Annual Cash Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual shareholders meeting.

        A prorata Base Annual Cash Retainer will be paid to any person who becomes an Eligible Participant on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a Non-Employee Director during the Plan Year. Payment of such prorated Base Annual Cash Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter.

        5.2     SUPPLEMENTAL ANNUAL CASH RETAINER. Certain Eligible Participants shall be paid a Supplemental Annual Cash Retainer for service as chair of a committee of the Board during a Plan Year, payable quarterly at the same times as installments of the Base Annual Cash Retainer are paid. The amount of the Supplemental Annual Cash Retainer shall be established from time to time by the Board or the Committee. Until changed by the Board or the Committee, the Supplemental Annual Cash Retainer for a full Plan Year shall be as follows:

Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating & Corporate Governance Committee	$5,000

        A prorata Supplemental Annual Cash Retainer will be paid to any Eligible Participant who becomes the chair of a committee of the Board, on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chair of the applicable committee of the Board.

        5.3     MEETING FEES. Each Non-Employee Director shall be paid meeting fees for attending meetings of the Board or its committees. The amount of the meeting fees shall be established from time to time by the Board or the Committee. Until changed by the Board or the Committee, the meeting fee for attending a meeting of the Board in person shall be $2,000, or $1,000 for participation in a telephonic meeting of the Board provided that minutes are kept at such telephonic meeting. Until changed by the Board or the Committee, the meeting fee for attending a meeting of a committee of the Board in person shall be $1,000, or $500 for participation in a telephonic meeting of a committee of the Board provided that minutes are kept at such telephonic meeting. If a Non-Employee Director attends a Board meeting and a committee meeting on a single day, he or she shall only receive a meeting fee for the Board meeting attended.

        5.4     TRAVEL EXPENSE REIMBURSEMENT All Eligible Participants shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Non-Employee Director to participate.

ARTICLE 6
EQUITY COMPENSATION

      6.1     RESTRICTED STOCK

        (a)     Annual Grant of Restricted Stock. Subject to share availability under the Incentive Plan, each Eligible Participant shall receive an award of Restricted Stock on the day following the Annual Meeting of Shareholders held in that year; provided, however, that the annual grant of Restricted Stock for Plan Year 2006 shall be made on the Effective Date. The number of shares of Restricted Stock to be granted shall be established from time to time by the Board or the Committee. Until changed by the Board or the Committee, the number of shares of Restricted Stock to be granted for a full Plan Year shall be 4,000 (the “Annual Restricted Stock Grant”). Such shares of Restricted Stock shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board or the Committee, and shall be granted under and pursuant to the terms of the Incentive Plan.

    (b)     Vesting.        Unless and until provided otherwise by the Board or the Committee, the Annual Restricted Stock Grants shall vest and all restrictions with respect thereto shall lapse as to fifty percent (50%) of the shares on the six (6) month anniversary of the date of grant and as to the remaining fifty percent (50%) on the day prior to the Annual Meeting of Shareholders held in the year following the date of grant; provided, however, that the annual grant of Restricted Stock for Plan Year 2006 shall vest as to fifty percent (50%) of the shares on the six (6) month anniversary of the 2006 Annual Meeting of Shareholders (December 28, 2006) and as to the remaining fifty percent (50%) on the day prior to the 2007 Annual Meeting of Shareholders. Notwithstanding the foregoing, the Annual Restricted Stock Grant shall become fully vested on the earlier occurrence of (i) the termination of grantee’s service as a director of the Company due to death or Disability; (ii) the occurrence of a Change in Control. If the grantee’s service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates other than as described in clause (i) of the foregoing sentence, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such shares Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the grantee.

ARTICLE 7
AMENDMENT, MODIFICATION AND TERMINATION

        7.1     AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to shareholder approval; and provided further, that the Board or the Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason.

ARTICLE 8
GENERAL PROVISIONS

        8.1     ADJUSTMENTS.        The adjustment provisions of the Incentive Plan shall apply with respect to awards of Restricted Stock or other equity awards outstanding or to be granted pursuant to this Plan.

        8.2     DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board or the Committee.

        8.3     EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

        8.4     EFFECTIVE DATE. The Plan was originally adopted by the Committee on December 11, 2006, and became effective on that date (the “Effective Date”).

_________________

        The foregoing is hereby acknowledged as being the Roper Industries, Inc. Director Compensation Plan as adopted by the Committee.

Roper Industries, Inc.

/s/ Brian D. Jellison

Brian D. Jellison
Chairman of the Board, President and Chief Executive Officer